Exhibit 99.1

Ameriprise Financial, Inc.
Ameriprise Financial Center
Minneapolis, MN 55474

News Release

Ameriprise Financial Reports
Second Quarter 2010 Results

Second quarter 2010 net income(1) of $259 million, up 173 percent, or $0.98 per diluted share

Second quarter 2010 operating earnings were $291 million, up 172 percent, or $1.10 per diluted share

Ameriprise Financial, Inc.
Second Quarter Results

(in millions, except per				Per Diluted Share
share amounts, unaudited)	2010	2009	% Change	2010	2009	% Change

GAAP
Net revenues	$2,577	$1,874	38%
Net income(1)	$259	$95	173%	$0.98	$0.41	139%

Operating*
Net revenues	$2,379	$1,876	27%
Earnings	$291	$107	172%	$1.10	$0.47	134%

Weighted average common shares outstanding:
Basic	261.1	228.8
Diluted	265.3	230.0

* Operating measures exclude net realized gains/losses, integration expenses and the impact of the adoption of a new accounting standard in 2010 that required the company to consolidate $6 billion of client assets in certain investment entities on its balance sheet and report related revenues and expenses through its income statement. Reconciliation tables of GAAP to operating results are included throughout this release.

MINNEAPOLIS — July 28, 2010 — Ameriprise Financial, Inc. (NYSE: AMP) today reported net income(1) of $259 million for the second quarter of 2010 compared to $95 million for the second quarter of 2009.  Net income per diluted share for the second quarter of 2010 was $0.98 compared to $0.41 a year ago.

Operating earnings increased 172 percent to $291 million in the second quarter of 2010 compared to $107 million a year ago.  Operating earnings per diluted share were $1.10 in the second quarter of 2010, up 134 percent from $0.47 a year ago.  Operating earnings reflected organic growth driven by higher asset-based revenues and re-engineering benefits as well as two months of earnings from the Columbia Management acquisition that closed on April 30, 2010. Strong operating earnings growth reflected continued margin improvement in Advice & Wealth Management and Asset Management.

(1)  Net income represents net income attributable to Ameriprise Financial.

Operating net revenues were $2.4 billion in the second quarter of 2010, up 27 percent from a year ago, driven primarily by growth in asset-based management fees and distribution fees resulting from higher asset levels and increased client activity.  Higher asset levels reflected market appreciation, the acquisition of Columbia Management and retail net inflows.  Excluding the acquisition, operating revenues grew 18 percent from a year ago.

As of June 30, 2010, the company’s excess capital position was more than $1.5 billion after deploying $220 million to repurchase 5.7 million shares of common stock during the quarter.  The company’s investment portfolio remained in a net unrealized gain position.  Excluding accumulated other comprehensive income (AOCI) and the equity impact of the required consolidation in certain investment entities, book value per share increased 10 percent from a year ago to $36.07.

Return on shareholders’ equity excluding AOCI was 10.6 percent for the 12 months ended June 30, 2010.  Operating return on equity was 11.4 percent for the same period.

“Our strong financial results for the quarter reflect the strength of our diversified business,” said Jim Cracchiolo, chairman and chief executive officer.  “Each of our segments performed well, led by stronger earnings in Advice & Wealth Management and Asset Management.  Client activity and advisor productivity continued to improve despite the on-going volatility in the markets.”

“The Columbia Management integration is on schedule and on budget.  We are focused on delivering consistent, competitive performance, retaining and growing our retail and institutional assets, and achieving our expectations for revenue growth and expense synergies.

“We continue to operate from a position of financial strength, with a high-quality balance sheet and substantial excess capital.  During the quarter, we began to return more capital to our shareholders by buying back $220 million of common stock.”

Summary

Ameriprise Financial, Inc.
Second Quarter Summary

(in millions, except per				Per Diluted Share
share amounts, unaudited)	2010	2009	% Change	2010	2009	% Change

Net income attributable to Ameriprise Financial	$259	$95	173%	$0.98	$0.41	139%

Add: Integration charges, after-tax(1)	37	16	131%	0.14	0.07	100%
Less: Net realized gains, after-tax(1)	5	4	25%	0.02	0.01	100%

Operating earnings	$291	$107	172%	$1.10	$0.47	134%

Weighted average common shares outstanding:
Basic	261.1	228.8
Diluted	265.3	230.0

(1) After-tax is calculated using the statutory tax rate of 35%.

The company believes that operating measures, which exclude net realized gains or losses, integration charges and the impact of the consolidation of certain investment entities, best reflect the performance of the business.

Second quarter 2010 operating results demonstrated the strength of the business and included the following after-tax items:

•      $25 million or $0.09 per diluted share expense from accelerated deferred acquisition costs (DAC) and deferred sales inducement costs (DSIC) amortization driven by the equity market declines in the quarter.

•      $21 million or $0.08 per diluted share benefit from revising certain calculations in its valuation of DAC and DSIC.

•      $16 million or $0.06 per diluted share benefit from the mark-to-market valuation of hedged living benefits, primarily driven by the impact of credit spreads on the GAAP liability valuation, which the company does not hedge.

•      $5 million or $0.02 per diluted share expense from supporting the $1.00 net asset value of certain 2a-7 funds.

Taxes

The effective tax rate on net income excluding net income (loss) attributable to noncontrolling interests and the required consolidation of certain investment entities was 20.8 percent in the second quarter of 2010.  The company expects its full-year 2010 operating tax rate to be at the low end of the 25 to 27 percent range based on expected benefits from tax planning, a large portion of which have been realized in the first and second quarters of the year.

Second Quarter 2010 Business Highlights

•                  The company closed its acquisition of the long-term asset management business of Columbia Management on April 30, 2010.  The integration is progressing on schedule; operational and financial results are on track with expectations.

•                  Total owned, managed and administered assets were $600 billion at June 30, 2010, up 51 percent from a year ago, including $166 billion in acquired assets.  Excluding the acquisition, growth was driven by year-over-year market appreciation and retail net inflows.

•                  Total client assets increased 12 percent year-over-year reflecting market appreciation, retail net inflows and strong client and asset retention.

•                  Advisor productivity, measured as operating net revenue per advisor, increased 32 percent compared to a year ago, matching an all-time high.  Growth was primarily driven by higher asset-based fees as a result of year-over-year market appreciation and net inflows, improved client activity and the company’s focus on higher-producing advisors.

•                  Total advisors declined 7 percent from a year ago to 11,684, primarily due to the departure of low-producing advisors.  Franchise advisor retention rates remain strong.  The company continued to recruit experienced advisors, although at a slower rate than in 2009.

•                  Asset Management segment managed assets increased 93 percent to $413 billion largely due to the acquisition of Columbia Management and the year-over-year appreciation in the S&P 500.  In the second quarter of 2010, U.S. asset management reported approximately $4.6 billion in net outflows, primarily in lower-margin portfolios.  In addition, Threadneedle reported approximately $1.1 billion in net outflows in the quarter, primarily driven by Zurich-related outflows.

•                  Wrap assets increased 23 percent year-over-year to $97 billion due to net inflows and market appreciation.  In the second quarter of 2010, wrap net inflows of $2.2 billion were more than offset by market depreciation on assets.

•                  Total annuity net inflows remained positive with $199 million in variable annuity net inflows in the quarter, partially offset by fixed annuity net outflows of $190 million.  While variable annuity net inflows remained below historical levels, net inflows more than doubled sequentially due to improved sales within the Ameriprise channel.

•                  The insurance business had its strongest cash sales quarter since the third quarter of 2008.  Variable universal life / universal life (VUL/UL) sales were $59 million in the quarter, up 31 percent from a year ago with increases in both variable and fixed universal life insurance.  In the second quarter of 2010, VUL/UL ending policyholder account balances were up 8 percent to $8.6 billion compared to a year ago.

•                  Ameriprise Auto & Home premiums increased 7 percent from a year ago, primarily due to growth in policy counts.

Liquidity and Balance Sheet as of June 30, 2010

The company maintains strong balance sheet fundamentals, excess capital and financial flexibility to capture additional growth opportunities.

Conservative capital management

•                  The company’s excess capital position was more than $1.5 billion.

•                  The company repurchased 5.7 million shares of its common stock for $220 million.

•                  RiverSource Life Insurance Company’s estimated risk-based capital ratio was above 500 percent.

•                  The debt-to-total capital ratio attributable to Ameriprise Financial was 20.4 percent.  The debt-to-total capital ratio was 19.4 percent excluding non-recourse debt, the impact of consolidated investment entities and the 75 percent equity credit for the hybrid securities.

•                  The company will continue to use enterprise risk management capabilities and product hedging to anticipate and mitigate risk.  The company’s variable annuity hedging program continued to perform well.

Substantial liquidity

•                  Cash and cash equivalents were $3.8 billion, with $1.6 billion at the holding company level and $2.1 billion in free cash.

High-quality investment portfolio

•                  The $32 billion available-for-sale portfolio remained well diversified and high quality.

•                  The investment portfolio remained in a net unrealized gain position, with $1.6 billion in net unrealized gains.

•                  The total investment portfolio, including cash and cash equivalents, was $40.4 billion and remained well positioned.  Detailed information about the portfolio is available at ir.ameriprise.com

Segment Results

Ameriprise Financial, Inc.

Advice & Wealth Management Segment Results

	Quarter Ended June 30, 2010			Quarter Ended June 30, 2009
(in millions, unaudited)	GAAP	Less: Adjustments(1)	Operating	GAAP	Less: Adjustments(1)	Operating

Advice & Wealth Management
Net revenues	$969	$1	$968	$785	$(8)	$793
Expenses	884	4	880	788	16	772
Pretax income (loss)	$85	$(3)	$88	$(3)	$(24)	$21

(1)  Includes net realized gains (losses) and integration charges.

Advice & Wealth Management reported pretax income of $85 million for the second quarter of 2010 compared to a pretax loss of $3 million a year ago.  Segment operating earnings were $88 million compared to $21 million a year ago.  Pretax operating margin for the second quarter of 2010 was 9.1 percent.

Operating net revenues increased 22 percent to $968 million from higher management and distribution fees driven by year-over-year market appreciation, retail net inflows and increased brokerage transactional activity.

Operating expenses increased 14 percent to $880 million, primarily as a result of higher advisor compensation from higher business levels.  Segment operating general and administrative expenses declined slightly reflecting cost controls partially offset by continued investment in the business, including the roll-out of an enhanced brokerage platform.

Advisor productivity increased for the fifth consecutive quarter driven by higher asset-based fees as a result of year-over-year market appreciation and net inflows, improved client activity and the company’s focus on higher-producing advisors.

Ameriprise Financial, Inc.

Asset Management Segment Results

	Quarter Ended June 30, 2010			Quarter Ended June 30, 2009
(in millions, unaudited)	GAAP	Less: Adjustments(1)	Operating	GAAP	Less: Adjustments(1)	Operating

Asset Management
Net revenues	$562	$—	$562	$293	$—	$293
Expenses	506	48	458	305	9	296
Pretax income (loss)	$56	$(48)	$104	$(12)	$(9)	$(3)

(1)  Includes integration charges.

Asset Management reported pretax income of $56 million for the second quarter of 2010 compared to a $12 million loss a year ago.  Segment operating earnings were $104 million compared to a $3 million loss a year ago driven by the inclusion of two months of Columbia Management results during the quarter, as well as benefits from year-over-year market appreciation on assets and re-engineering.  Asset Management pretax operating margin for the second quarter of 2010 was 18.5 percent.

Operating net revenues increased 92 percent to $562 million driven by an increase in management fees due to the growth in assets from the acquisition and market appreciation.

Operating expenses increased 55 percent to $458 million, primarily reflecting increased general and administrative and distribution expenses from the acquisition.  During the quarter, the company recognized $48 million in integration-related expenses, which was consistent with original estimates.

The U.S. asset management business ended the quarter with $327 billion in managed assets and strong investment and wholesaling teams in place.  Investment performance continued to be solid, complementing strong longer-term investment track records.  Net outflows in the second quarter were $4.6 billion, including $2.1 billion from a single low-yielding institutional account and $0.8 billion in lower-margin sub-advised retail portfolios included in acquired assets, as well as integration-related outflows.  Retail net outflows also reflected slower equity sales, consistent with the industry.

At Threadneedle, total managed assets were $89 billion at June 30, 2010, up 8 percent from a year ago reflecting year-over-year market appreciation and net inflows, partially offset by negative foreign currency translation.  Total net outflows of $1.1 billion in the second quarter of 2010 were primarily due to institutional outflows in Zurich-related portfolios.  In addition, market volatility negatively impacted European retail investor behavior in the quarter, dampening the positive trend in flows from prior quarters and contributing to net outflows in retail portfolios.  Longer-term investment track records remained strong.

Ameriprise Financial, Inc.

Annuities Segment Results

	Quarter Ended June 30, 2010			Quarter Ended June 30, 2009
(in millions, unaudited)	GAAP	Less: Adjustments(1)	Operating	GAAP	Less: Adjustments(1)	Operating

Annuities
Net revenues	$630	$4	$626	$562	$8	$554
Expenses	497	—	497	468	—	468
Pretax income	$133	$4	$129	$94	$8	$86

(1)  Includes net realized gains.

Annuities reported pretax income of $133 million for the second quarter of 2010 compared to $94 million a year ago. Segment operating earnings were $129 million compared to $86 million a year ago.

Segment operating earnings in the quarter included the following items:

•      $35 million increased expense from accelerated DAC and DSIC amortization driven by equity market declines in the quarter.

•      $26 million benefit from revising certain calculations in its valuation of DAC and DSIC.

•      $25 million benefit, net of DAC and DSIC, from the mark-to-market valuation of hedged living benefits, primarily driven by the impact of credit spreads on the GAAP liability valuation, which the company does not hedge.

•      $6 million in additional benefits expense, net of DAC amortization, related to the implementation of an enhanced asset allocation program known as Enhanced Portfolio Navigator for variable annuity and variable universal life products.

Operating net revenues increased 13 percent to $626 million, reflecting increased management and distribution fees as a result of increased separate account balances, primarily due to higher equity market levels and variable annuity net inflows.

Segment general and administrative expenses increased $5 million from a year ago, primarily driven by additional expenses related to a new product introduction and the implementation of Enhanced Portfolio Navigator.

Total annuity net inflows in the quarter continued to reflect variable annuity net inflows largely offset by fixed annuity net outflows.  While variable annuity sales were consistent with the year-ago period, variable annuity sales increased 19 percent sequentially.  Lower fixed annuity sales in the quarter primarily reflected decreased client demand due to lower offered crediting rates.

Ameriprise Financial, Inc.

Protection Segment Results

	Quarter Ended June 30, 2010			Quarter Ended June 30, 2009
(in millions, unaudited)	GAAP	Less: Adjustments(1)	Operating	GAAP	Less: Adjustments(1)	Operating

Protection
Net revenues	$521	$1	$520	$497	$(1)	$498
Expenses	386	—	386	387	—	387
Pretax income	$135	$1	$134	$110	$(1)	$111

(1)   Includes net realized gains (losses).

Protection reported pretax income of $135 million for the second quarter of 2010 compared to pretax income of $110 million a year ago.  Segment operating earnings were $134 million compared to $111 million a year ago. Operating earnings included a $7 million benefit from revising certain calculations in its valuation of DAC; a $6 million DAC amortization benefit from the introduction of Enhanced Portfolio Navigator; and a $4 million increase in expense from accelerated DAC amortization driven by equity market declines in the quarter.

Operating net revenues increased 4 percent to $520 million compared to a year ago, primarily driven by increased net investment income due to higher investment yields and increased general account assets, as well as auto and home premium growth.

Operating expenses were essentially flat at $386 million as volume-based expense increases were offset by a $6 million benefit from the introduction of Enhanced Portfolio Navigator.

Life and health insurance cash sales increased 23 percent from the year-ago period, reflecting improved client activity.

Auto and Home continued to grow new sales while retention remained strong driving net written premiums up 7 percent on a year-over-year basis.  In addition, the combined loss ratio and expense ratio in the quarter remained favorable.

Ameriprise Financial, Inc.

Corporate & Other Segment Results

	Quarter Ended June 30, 2010			Quarter Ended June 30, 2009
(in millions, unaudited)	GAAP	Less: Adjustments(1)	Operating	GAAP	Less: Adjustments(1)	Operating

Corporate & Other
Net revenues	$188	$202	$(14)	$(12)	$—	$(12)
Expenses	131	67	64	62	1	61
Pretax income (loss)	$57	$135	$(78)	$(74)	$1	$(73)

(1)     Includes revenues and expenses of the consolidated investment entities, net realized gains and integration charges.

Corporate & Other reported pretax income of $57 million for the second quarter of 2010 compared to a $74 million pretax loss a year ago.  Segment operating loss was $78 million in the quarter compared to a pretax loss of $73 million a year ago.

Operating expenses in the second quarter of 2010 included $8 million in higher general and administrative expenses related to supporting the $1.00 net asset value of certain 2a-7 funds.

Contacts

Investor Relations:	Media Relations:
Laura Gagnon	Paul Johnson
Ameriprise Financial	Ameriprise Financial
612.671.2080	612.671.0625
laura.c.gagnon@ampf.com	paul.w.johnson@ampf.com

Ben Pratt
Ameriprise Financial
612.678.5881
benjamin.j.pratt@ampf.com

Ameriprise Financial, Inc. is a diversified financial services company serving the comprehensive financial planning needs of the mass affluent and affluent. For more information visit ameriprise.com.

Ameriprise Financial Services, Inc. offers financial planning services, investments, insurance and annuity products.  RiverSource insurance and annuity products are issued by RiverSource Life Insurance Company, and in New York only by RiverSource Life Insurance Co. of New York, Albany, New York.  Only RiverSource Life Insurance Co. of New York is authorized to sell insurance and annuity products in the state of New York.  These companies are all part of Ameriprise Financial, Inc. CA License #0684538. RiverSource Distributors, Inc. (Distributor), Member FINRA.

Forward-Looking Statements

This news release contains forward-looking statements that reflect management’s plans, estimates and beliefs.  Actual results could differ materially from those described in these forward-looking statements.  Examples of such forward-looking statements include:

•                  the statement in this news release that the integration of Columbia Management is on schedule and that operational and financial results are on track with expectations;

•                  the statement of belief in this news release that the company will continue to use enterprise risk management capabilities and product hedging to anticipate and mitigate risk;

•                  the statement of belief in this news release that the company expects its 2010 full-year effective tax rate will be at the low end of the 25 to 27 percent range;

•                  statements of the company’s plans, intentions, expectations, objectives or goals, including those relating to asset flows, mass affluent and affluent client acquisition strategy, client retention, financial advisor productivity, retention, recruiting and enrollments, general and administrative costs, consolidated tax rate, return of capital to shareholders and excess capital position;

•                  other statements about future economic performance, the performance of equity markets and interest rate variations and the economic performance of the United States and of global markets; and

•                  statements of assumptions underlying such statements.

The words “believe,” “expect,” “anticipate,” “optimistic,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” “forecast,” “on pace,” “project” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.  Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from such statements.

Such factors include, but are not limited to:

•                  changes in the valuations, liquidity and volatility in the interest rate, credit default, equity market and foreign exchange environments;

•                  changes in relevant accounting standards, as well as changes in the litigation and regulatory environment, including ongoing legal proceedings and regulatory actions, the frequency and extent of legal claims threatened or initiated by clients, other persons and regulators, and developments in regulation and legislation, including the recent enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act;

•                  investment management performance and consumer acceptance of the company’s products;

•                  effects of competition in the financial services industry and changes in product distribution mix and distribution channels;

•                  changes to the company’s reputation that may arise from employee or affiliated advisor misconduct, legal or regulatory actions, improper management of conflicts of interest or otherwise;

•                  the company’s capital structure, including indebtedness, limitations on subsidiaries to pay dividends, and the extent, manner, terms and timing of any share or debt repurchases management may effect as well as the opinions of rating agencies and other analysts and the reactions of market participants or the company’s regulators, advisors, distribution partners or customers in response to any change or prospect of change in any such opinion;

•                  risks of default, capacity constraint or repricing by issuers or guarantors of investments the company owns or by counterparties to hedge, derivative, insurance or reinsurance arrangements or by manufacturers of products the company distributes, experience deviations from the company’s assumptions regarding such risks, the evaluations or the prospect of changes in evaluations of any such third parties published by rating agencies or other analysts, and the reactions of other market participants or the company’s regulators, advisors, distribution partners or customers in response to any such evaluation or prospect of changes in evaluation;

•                  experience deviations from the company’s assumptions regarding morbidity, mortality and persistency in certain annuity and insurance products, or from assumptions regarding market returns assumed in valuing DAC and DSIC or market volatility underlying our valuation and hedging of guaranteed living benefit annuity riders;

•                  changes in capital requirements that may be indicated, required or advised by regulators or rating agencies;

•                  the impacts of the company’s efforts to improve distribution economics and to grow third-party distribution of its products;

•                  the ability to complete the acquisition opportunities the company negotiates and to pursue other growth opportunities;

•                  the company’s ability to realize the financial, operating and business fundamental benefits or to obtain regulatory approvals regarding integrations we plan for the acquisitions we have completed or have contracted to complete, as well as the amount and timing of integration expenses;

•                  the ability and timing to realize savings and other benefits from re-engineering and tax planning;

•                  changes in the capital markets and competitive environments induced or resulting from the partial or total ownership or other support by central governments of certain financial services firms or financial assets; and

•                  general economic and political factors, including consumer confidence in the economy, the ability and inclination of consumers generally to invest as well as their ability and inclination to invest in financial instruments and products other than cash and cash equivalents, the costs of products and services the company consumes in the conduct of its business, and applicable legislation and regulation and changes therein, including tax laws, tax treaties, fiscal and central government treasury policy, and policies regarding the financial services industry and publicly-held firms, and regulatory rulings and pronouncements.

Management cautions the reader that the foregoing list of factors is not exhaustive. There may also be other risks that management is unable to predict at this time that may cause actual results to differ materially from those in forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Management undertakes no obligation to update publicly or revise any forward-looking statements. The foregoing list of factors should be read in conjunction with the “Risk Factors” discussion under Part 1, Item 1A of and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2009 and under Part 2, Item 1A of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, available at ir.ameriprise.com.

The financial results discussed in this news release represent past performance only, which may not be used to predict or project future results.  The financial results and values presented in this news release and the below-referenced Statistical Supplement are based upon asset valuations that represent estimates as of the date of this news release and may be revised in the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010.  For information about Ameriprise Financial entities, please refer to the Second Quarter 2010 Statistical Supplement available at ir.ameriprise.com and the tables that follow in this news release.

Ameriprise Financial, Inc.

Reconciliation Table: GAAP Income Statement to Operating Income Statement

	Quarter Ended June 30, 2010			Quarter Ended June 30, 2009
(in millions, unaudited)	GAAP	Less: Adjustments(1)	Operating	GAAP	Less: Adjustments(1)	Operating	% Change

Revenues
Management and financial advice fees	$955	$(10)	$965	$606	$(1)	$607	59%
Distribution fees	453	—	453	351	—	351	29
Net investment income	654	162	492	511	7	504	(2)
Premiums	299	—	299	269	—	269	11
Other revenues	236	46	190	175	(7)	182	4
Total revenues	2,597	198	2,399	1,912	(1)	1,913	25
Banking and deposit interest expense	20	—	20	38	1	37	(46)
Total net revenues	2,577	198	2,379	1,874	(2)	1,876	27

Expenses
Distribution expenses	621	—	621	432	—	432	44
Interest credited to fixed accounts	231	—	231	237	—	237	(3)
Benefits, claims, losses and settlement expenses	298	—	298	587	—	587	(49)
Amortization of deferred acquisition costs	171	—	171	(125)	—	(125)	NM
Interest and debt expense	74	45	29	28	—	28	4
General and administrative expense	716	64	652	600	25	575	13
Total expenses	2,111	109	2,002	1,759	25	1,734	15
Pretax income	466	89	377	115	(27)	142	NM
Income tax provision	68	(18)	86	28	(7)	35	NM
Net income	398	107	291	87	(20)	107	NM
Less: Net income (loss) attributable to noncontrolling interests	139	139	—	(8)	(8)	—	—%
Net income attributable to Ameriprise Financial	$259	$(32)	$291	$95	$(12)	$107	NM

NM	Not Meaningful

(1)

Includes the elimination of management fees earned by the company from the consolidated investment entities and the related expense, revenues and expenses of the consolidated investment entities, net realized gains/losses and integration charges. Income tax provision is calculated using the statutory tax rate of 35% on applicable adjustments.

Ameriprise Financial, Inc.
Reconciliation Table: Effective Tax Rate

(in millions, unaudited)	Quarter Ended June 30, 2010

Pretax income	$466
Less: Pretax income attributable to noncontrolling interests	139
Pretax income excluding CIEs	$327

Income tax provision	$68

Effective tax rate	14.6%
Effective tax rate excluding noncontrolling interests	20.8%

Ameriprise Financial, Inc.

Reconciliation Table: Ameriprise Financial Debt to Ameriprise Financial Capital Ratio

June 30, 2010

(in millions, unaudited)	GAAP Measure	Non-recourse Debt and Equity of Consolidated Investment Entities(1)	GAAP Measure Excluding Non-recourse Debt and Equity of Consolidated Investment Entities	Impact of 75% Equity Credit(2)	GAAP Measure Excluding Non- recourse Debt and Equity of Consolidated Investment Entities with 75% Equity Credit(1)(2)

Ameriprise Financial Debt	$2,684	$6	$2,678	$242	$2,436
Ameriprise Financial Capital	$13,182	$602	$12,580	—	$12,580

Ameriprise Financial Debt to Ameriprise Financial Capital	20.4%		21.3%		19.4%

(1)  Includes non-recourse debt of muni inverse floaters and equity impacts attributable to consolidated investment entities.

(2)  The company’s junior subordinated notes receive an equity credit of at least 75% by the majority of the rating agencies.

Ameriprise Financial, Inc.

Return on Equity (ROE) Excluding Accumulated Other Comprehensive Income (Loss) “AOCI”
Calculation for the 12 Months Ended June 30, 2010

(in millions, unaudited)	ROE excluding AOCI	Less: Adjustments(1)	Operating ROE(2)

Return	$970	$(48)	$1,018

Equity excluding AOCI	$9,178	$226	$8,952

Return on Equity excluding AOCI	10.6%		11.4%

Ameriprise Financial, Inc.

Return on Equity (ROE) Excluding Accumulated Other Comprehensive Income (Loss) “AOCI”
Calculation for the 12 Months Ended June 30, 2009

(in millions, unaudited)	ROE excluding AOCI	Less: Adjustments(1)	Operating ROE(2)

Return	$(214)	$(499)	$285

Equity excluding AOCI	$7,757	$—	$7,757

Return on Equity excluding AOCI	(2.8)%		3.7%

(1)     Adjustments reflect the trailing twelve months’ sum of after-tax net realized gains/losses and integration charges less the equity impacts attributable to the consolidated investment entities.

 (2)   Operating return on equity excluding accumulated other comprehensive income (loss) and consolidated investment entities is calculated using the trailing twelve months of earnings excluding the after-tax net realized gains/losses and integration charges in the numerator, and Ameriprise Financial shareholders’ equity excluding the impact of consolidating investment entities using a five point average of quarter-end equity in the denominator.

Ameriprise Financial, Inc.
Reconciliation Table: Book Value

(in millions, except per share amounts, unaudited)	June 30, 2010	June 30, 2009	% Change

Total Ameriprise Financial shareholders’ equity	$10,498	$8,106	30%
Less: Appropriated retained earnings of CIEs	620	—	NM
Add: Accumulated other comprehensive income (AOCI) of CIEs(1)	24	—	NM
Total Ameriprise Financial shareholders’ equity excluding CIEs	9,902	8,106	22
Less: AOCI excluding CIEs	631	—	NM
Add: Accumulated other comprehensive loss	—	386	NM
Total Ameriprise Financial shareholders’ equity excluding AOCI and CIEs	$9,271	$8,492	9

Basic common shares outstanding	257.0	259.2	(1)

Book value per share	$40.85	$31.27	31
Book value per share excluding CIEs	$38.53	$31.27	23
Book value per share excluding AOCI and CIEs	$36.07	$32.76	10%

NM   Not Meaningful

(1)     This adjustment reflects the add back of the elimination of unrealized gains on the Company’s investment in CIEs.